As filed with the Securities and Exchange Commission on July 31, 2023

Registration No. 33-47966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aerojet Rocketdyne Holdings, Inc.

(Aerojet Rocketdyne Holdings, Inc. as successor by re-incorporation to GenCorp Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-0244000
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 N. Pacific Coast Highway, Suite 500

El Segundo, California 90245

(310) 252-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott T. Mikuen

Secretary & Vice President

Aerojet Rocketdyne Holdings, Inc.

c/o L3Harris Technologies, Inc.

1025 West NASA Boulevard

Melbourne, FL

(321) 727-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mario A. Ponce

Sebastian Tiller

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Aerojet Rocketdyne Holdings, Inc.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 33-47966) (paper filing) (the “Registration Statement”) of GenCorp Inc., an Ohio corporation (the “Predecessor Registrant”), which was filed with the Securities and Exchange Commission on May 18, 1992, as amended on July 7, 1992. The Predecessor Registrant subsequently reincorporated under the laws of the State of Delaware, effective as of April 11, 2014, and amended its Certificate of Incorporation to change its name to Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”), effective as of April 27, 2015.

On July 28, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 2022, among the Company, L3Harris Technologies, Inc. (“Parent”) and Aquila Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on July 31, 2023. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

AEROJET ROCKETDYNE HOLDINGS, INC.

By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Secretary and Vice President